Exhibit 10.4

RESTRICTED STOCK AGREEMENT

NABORS INDUSTRIES, INC.

This Restricted Stock Grant (“Restricted Stock Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”) and at the request of a subsidiary of NIL (the “Subsidiary”), and Anthony G. Petrello (“Grantee”), an Eligible Recipient, contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), has awarded to Grantee, as of January 2, 2020 (the “Date of Grant”) and pursuant to the Nabors Industries Ltd. 2016 Stock Plan (“2016 Plan”), certain restricted Common Shares of the Company to incentivize Grantee to contribute to the success of the Company. The applicable terms of the 2016 Plan are incorporated in this Restricted Stock Grant by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the 2016 Plan.

RESTRICTED STOCK GRANT

In accordance with the terms of the 2016 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to the Grantee Common Shares upon the following terms and conditions:

SECTION 1. Number of Shares. The number of shares awarded under this Restricted Stock Grant is __________ (the “Award”).

SECTION 2. Rights of the Grantee as Shareholder. The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant. If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to the Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant. Initially, the Common Shares will be held in an account maintained with the processor under the 2016 Plan (the “Account”). At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 5.

SECTION 3. Restriction Period. The period of restriction (“Restriction Period”) for the Common Shares issued under this Restricted Stock Grant (the “Restricted Shares”) shall commence on the Date of Grant and shall lapse, if at all, as follows:

(a) The Committee, in its sole discretion, has established target Performance Goals based on the Company’s Total Shareholder Return (“TSR Targets”), which will be measured over a three-fiscal-year performance cycle commencing on January 1, 2020 and ending on December 31, 2022 (such period, the “Performance Cycle”). Total Shareholder Return (“TSR”) is the percentage increase in the value of shares over the Performance Cycle, based on the average closing share price for the thirty (30) consecutive business days prior to the start of the Performance Cycle and the average closing share price for the last thirty (30) consecutive business days in the Performance Cycle. The increase is calculated as the sum of (i) the change in share price and (ii) the value of dividends declared during the Performance Cycle, assuming such dividends are reinvested in additional shares as of the date they are declared. The Company’s TSR will be compared to the TSR of a peer group (the “Peer Group”) comprised of Halliburton Co.; Baker Hughes Company; Valaris plc.; Weatherford International Ltd.; Diamond Offshore Drilling Inc.; Noble Corporation; Helmerich & Payne, Inc.; Superior Energy Services, Inc.; Patterson-UTI Energy, Inc.; Schlumberger Limited; TechnipFMC plc.; National Oilwell Varco, Inc.; and Transocean Ltd. to determine relative TSR (“RTSR”). The Peer Group may be adjusted by the Committee from time to time during or at the conclusion of the Performance Cycle, in its sole discretion after consultation with Grantee, in the event any of the companies in the Peer Group cease to be publicly traded or in response to a merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the composition of the Peer Group. Any such adjustments shall be prescribed in a manner that strives to meet the requirements of Section 162(m) of the Code.

(b) Restrictions will lapse based upon TSR relative to the Peer Group, pursuant to the schedule on Exhibit A; provided, however, that if the Company’s TSR for the Performance Cycle is negative, then the restrictions shall not lapse as to more than fifty percent (50%) of the Award. The Committee shall have sole discretion to determine which RTSR level has been achieved (if any) and whether the restrictions shall lapse on any or all of the Restricted Shares. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Grantee. The Committee shall make this determination within sixty (60) days following the end of the Performance Cycle or as soon as administratively practicable thereafter, with any lapses to occur as of the date of determination (the “TSR Vesting Date”).

(c) If, as of the TSR Vesting Date, the Compensation Committee determines that restrictions shall lapse for less than 100% of the Restricted Shares, neither the Grantee nor any of his heirs, beneficiaries, executors, administrators or other personal representatives shall have any further rights whatsoever in or with respect to any of the remaining Restricted Shares and all such shares shall be forfeited to NIL without consideration.

(d) In the event of a Change in Control of NIL (as defined in the Executive Employment Agreement by and between NIL, NII and the Grantee effective as of January 1, 2013, as amended from time to time (the “Employment Agreement”)), one hundred percent (100%) of the unvested Restricted Shares held by Grantee shall become vested immediately.

(e) In the event of termination of the Grantee’s employment by reason of Disability (as defined in the Employment Agreement) or death, notwithstanding anything to the contrary in the Employment Agreement, __________ of the unvested Restricted Shares held by Grantee or his designated beneficiary (as applicable) shall become vested on the TSR Vesting Date.

(f) In the event of termination of the Grantee’s employment either by the Grantee for Constructive Termination Without Cause, or by the Company Without Cause (each as defined in the Employment Agreement), __________ of the unvested Restricted Shares held by Grantee shall become vested on the TSR Vesting Date.

(g) Anything herein notwithstanding, in the event of the termination of the Grantee’s employment by the Company for Cause or by the written voluntary resignation of the Grantee (each as contemplated in the Employment Agreement), the Grantee shall forfeit any Restricted Shares to the extent the restrictions on those shares have not lapsed as of the date the Executive’s employment is terminated.

(h) Upon the release of the Restricted Shares from the restrictions, the Restricted Shares held by Grantee or his designated beneficiary (as applicable) shall be distributed to Grantee or his designated beneficiary (as applicable). No fractional Common Shares will be issued. If the calculation of the number of Common Shares to be issued results in fractional shares, then the number of Common Shares will be rounded up to the nearest whole Common Share.

SECTION 4. Terms and Conditions. The Award is subject to the following terms and conditions:

(a)       The Award made to Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.

(b)       Except as otherwise expressly provided herein, this Restricted Stock Grant is subject to, and NII and the Grantee agree to be bound by, all the terms and conditions of the 2016 Plan, as the same may have been amended from time to time in accordance with its terms. Pursuant to the 2016 Plan, the Board or the Committee is vested with conclusive authority to interpret and construe the 2016 Plan and this Restricted Stock Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan. Further, the parties reserve the right to clarify or amend this Restricted Stock Grant on mutually acceptable terms in any manner which would have been permitted under the 2016 Plan as of the Date of Grant.

SECTION 5. Legend on Certificates. Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to certain restrictions as more particularly set forth in a Restricted Stock Grant Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

SECTION 6. Section 83(b) Election. If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after thirty (30) days from the Date of Grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

SECTION 7. Withholding Tax. Before NIL removes restrictions on transfer from the Account or delivers a certificate for Common Shares issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL or to NII the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”). Subject to any Company policy in effect from time to time, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares (“Net Shares”) unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

SECTION 8. Notices and Payments. Any notice to be given by the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or NII to the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if sent to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

SECTION 9. Waiver. The waiver by NIL of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

SECTION 10. Governing Law & Severability. The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Restricted Stock Grant should be held invalid, the remainder of this Restricted Stock Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

SECTION 11. Insider Trading/Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Grantee’s country (if different), which may affect Grantee’s ability to acquire or sell Common Shares or ability to otherwise receive Common Shares pursuant to an award under the Plan during such times as Grantee is considered to have “material non-public information” or other “inside information” regarding the Company or any of its affiliates. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to be informed of and compliant with such regulations, and should consult Grantee’s personal advisor regarding such matters.

SECTION 12. Entire Agreement. This Restricted Stock Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties; provided, however, that, except as specifically provided herein, the terms of this Restricted Stock Grant shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or one of its affiliates) and Grantee in effect as of the date a determination is to be made under this Restricted Stock Grant.

SECTION 13. Satisfaction of Obligations Under Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement, by accepting this Award, the Grantee acknowledges and agrees that the Award (in combination with any other award of Restricted Stock granted on the Date of Grant providing for vesting based on TSR Targets) is in full satisfaction of the obligations of NII and NIL pursuant to Section 3.1(d) of the Employment Agreement with respect to the Performance Cycle commencing on January 1, 2020.

IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

ANTHONY G. PETRELLO

Exhibit A

RTSR RANK	PERCENTAGE OF SHARES EARNED
1, 2 or 3	100%
4	80%
5	70%
6	60%
7	55%
8	50%
9	45%
10	40%
11	30%
12	25%
13 or 14	0%

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